Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                   Global Medium-Term Subordinated Notes, Series C
                  Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement,  dated  January 4, 1996 (To  Prospectus  Supplement,  dated
      August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.


SUMMARY OF TERMS:

Title of Notes:               6.00% Subordinated Notes Due January 9, 2003
                              (the "Notes").
Aggregate
Principal Amount:             $10,000,000.00.

Price to Public:              100.00%

Issue Date:                   January 9, 1996.

Stated Maturity:              January 9, 2003.

Interest Rate:                6.00% per annum.

Interest Payment Dates:       Semi-annually on the 9th day of each January and
                              July, commencing July 9, 1996, and at Stated
                              Maturity.

Regular Record Dates:         The first day of the month in which each Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are not subject to redemption.

Selling Agent:                Merrill Lynch & Co.

Agent's Commission:           .451%.

CUSIP Number:                 17303 MEM 7.